Exhibit 3.2
AMENDMENT
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ROSS ACQUISITION CORP II

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution,

1.	That the name of the Company is changed from Ross Acquisition Corp II to BPGC Acquisition Corp.

2.	That the Amended and Restated Articles of Association of Association of the Company be amended by the deletion of all reference to “Ross Acquisition Corp II” and replaced with “BPGC Acquisition Corp.”